EXHIBIT 5.1

September 30, 2013

Palatin Technologies, Inc.
4B Cedar Brook Drive
Cranbury, New Jersey 08512

Re:	Palatin Technologies, Inc. Registration Statement on Form S-8 –
Palatin Technologies, Inc. 2011 Stock Incentive Plan, as amended

Ladies and Gentlemen:

Palatin Technologies, Inc. (the “Company”) is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 3,500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) to be issued from time to time pursuant to the terms of the Palatin Technologies, Inc. 2011 Stock Incentive Plan, as amended and last approved by shareholders on June 27, 2013 (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares.  This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Registration Statement and such other records, instruments and documents as we have deemed advisable in order to render this opinion.  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As a result of the foregoing, we are of the opinion that when issued pursuant to the Plan, the Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP